Exhibit 99.1

The Aaon Group Reports Record Third Quarter 2026 Results, Restates First and Second Quarter 2026 Financial Statements and Raises Full-Year Outlook
Record revenue, continued margin improvement and strong execution drive operating income and diluted EPS to more than double year over year

Company identifies material weakness and restates first and second quarter of 2026 financial statements, resulting in an increase to first-half 2026 financial results

Third Quarter 2026 Highlights
(All comparisons are year-over-year, unless otherwise noted)

•Net sales increased 84.1% to a record $707.4 million
•Gross profit increased 76.4% to $188.5 million, with gross margin of 26.7%, improving 60 basis points sequentially
•Operating income increased 129.3% to $100.0 million
•GAAP diluted EPS increased 124.3% to $0.83; Non-GAAP adjusted EPS increased 124.3% to $0.83
•Total backlog increased 40.5% year-over-year to $1.9 billion
•Year-to-date, operating cash flow improved to $146.9 million, compared with a use of $18.8 million a year ago
•During the third quarter reporting process, the Company identified errors through enhanced review and control procedures and restated first and second quarter 2026 financial statements. The Company also identified a material weakness in its internal control over financial reporting and is continuing remediation efforts. In aggregate, the restatements increased first-half net sales by $10.7 million and diluted EPS by $0.09.
Raises 2026 Outlook

•2026 outlook now reflects net sales growth of 72%-75%, gross margins of approximately 26%, and SG&A as a percent of sales of about 13%, supported by strong backlog, expanded capacity, and improving operational execution

TULSA, Okla., November 9, 2026 - AAON, INC. (NASDAQ-AAON) ("The Aaon Group" or the "Company"), a leader in high-performance HVAC and thermal management solutions, today announced its results for the third quarter of 2026 and raised its full-year outlook.

"Our third quarter results reflect strong execution and continued progress turning the investments we have made into stronger operating performance," said Matt Tobolski, President and CEO of The Aaon Group. "We delivered record net sales, more than doubled operating income and diluted EPS, improved gross margin 60 basis points sequentially, generated strong cash flow and raised full-year outlook. The improvement was broad-based, with both AAON and BASX delivering strong growth.

"During our third quarter reporting process, we also identified errors in our previously reported first and second quarter financial statements. We corrected those errors and determined that a material weakness existed in our internal control over financial reporting. We take that seriously. These issues were identified through enhanced review and control procedures as we continue to strengthen our finance organization, and we are moving with urgency to remediate the material weakness and further strengthen our control environment.

"Across the business, higher throughput and utilization, better overhead absorption, pricing and sourcing actions, and continued operational improvement are increasingly showing up in our results. AAON continues to gain share despite softer conditions in the broader commercial HVAC market. At BASX, customer engagement remains strong, our opportunity pipeline is healthy, and we continue to strengthen our position with strategic data center customers.

"We have invested significantly in capacity and capabilities to support our growth. We are increasingly converting those investments into revenue, earnings and cash flow while continuing to improve how we operate. There is more work to do, but the progress is clear. We remain focused on execution, continuous improvement, and creating durable long-term value."

Third Quarter 2026 Results

Net sales for the third quarter of 2026 increased 84.1% to a record $707.4 million, compared with $384.2 million in the third quarter of 2025. Growth was driven by strong demand for both the AAON and BASX brands, increased manufacturing throughput, and greater utilization of recently expanded production capacity.

AAON-branded sales increased to a record level, growing 19.6% to $310.2 million, benefitting from a healthy backlog and continued production throughput gains. BASX-branded sales grew 218.3% to a record $397.2 million, reflecting strong momentum in data center demand, continued production output gains, and increased utilization of recently added manufacturing capacity. Booking activity remained solid across both brands, contributing to market share gains and elevated backlog levels. AAON‑branded backlog increased 18.0% from the prior-year period while BASX-branded products ended the quarter with backlog up 51.1%.
Gross profit increased 76.4% to $188.5 million, compared with $106.9 million in the third quarter of 2025. Gross profit margin was 26.7%, compared with 27.8% in the prior-year period, but increased 60 basis points sequentially, marking the second consecutive quarter of improvement. Year over year, margin was impacted primarily by a higher proportion of BASX revenue generated from less mature, lower-utilization facilities, partially offset by improved price/cost and volume leverage. The sequential improvement reflects progress in mitigating these headwinds, and through a combination of pricing, sourcing, productivity, and other operational initiatives, margins continue to trend positively.

Selling, general and administrative expenses as a percent of sales declined 400 basis points to 12.5%, reflecting continued operating leverage and disciplined cost management as revenue growth outpaced overhead investments.

Operating income increased 129.3% to $100.0 million, compared with $43.6 million in the prior-year period. Diluted earnings per share were $0.83, an increase of 124.3% from $0.37 in the third quarter of 2025.

Backlog

	September 30, 2026	June 30, 2026	September 30, 2025
	(in thousands)
AAON-branded products	$499,341	$540,465	$423,316
BASX-branded products	1,355,152	1,419,822	896,824
	$1,854,493	$1,960,287	$1,320,140

Total backlog increased 40.5% year-over-year to $1.9 billion, compared to $1.3 billion the prior year. BASX-branded backlog increased 51.1% year-over-year, reflecting continued customer investment activity in data center infrastructure and the value customers place on BASX's custom-engineered solutions. AAON-branded backlog increased 18.0% year-over-year, supported by strong order activity despite soft end-market conditions.

Compared to the second quarter of 2026, total backlog decreased 5.9%, primarily reflecting accelerated backlog conversion into record revenue and the inherent timing variability of large BASX project awards. The Company continues to see strong customer engagement and a healthy pipeline of opportunities across the data center market, and expects order strength to continue in the fourth quarter and as we enter 2027. AAON-branded backlog declined 7.6% sequentially, primarily reflecting higher production and improved throughput as we continued to reduce elevated lead times. Strong order activity and continued market share gains partially offset the decline despite softness in the commercial HVAC market. Across the enterprise, our expanded capacity, shorter lead times, and differentiated, value-added solutions reinforce our confidence in the underlying fundamentals of the business.

2026 Outlook

Based on strong third quarter performance, increased manufacturing throughput, and current business conditions, the Company raised its full-year 2026 outlook:

	Current	Prior
Metric	FY26	FY26

YoY Sales Growth	72%-75%	55%-60%

Gross Profit Margin	~26%	25%-26%

SG&A as a % of sales	~13%	13%-14%

Depreciation & Amortization	~$100M	$95M-$100M

"Our raised outlook reflects the strength of our third quarter performance, continued customer activity across our end markets, and the meaningful progress we are making towards increasing throughput and converting backlog into revenue," said Matt Tobolski. "Expanded capacity, shorter lead times, and continued operational execution provide increased confidence in our ability to deliver strong growth through the remainder of the year.

"We are encouraged by the sequential improvement in gross margin during the third quarter. Higher production volumes, better utilization, pricing actions, sourcing initiatives, and continued operational discipline are beginning to show more clearly in our results. While additional work remains, we expect continued progress in the fourth quarter and remain confident in the long-term earnings power and cash generation potential of the business."

Restatement of Previously Issued Quarterly Financial Statements & Material Weakness

The Company has restated its previously issued financial statements for the first and second quarters of 2026. In aggregate, the restatements resulted in increases to first-half 2026 net sales, gross margin, and GAAP diluted EPS of $10.7 million, 71 basis points, and $0.09, respectively.

Management concluded that restatements to previously issued interim financial statements were appropriate and that a material weakness existed in internal control over financial reporting. The Company has implemented corrective actions and is executing additional measures designed to further strengthen our control environment and internal controls over financial reporting. The Company found no evidence of fraud or misconduct in connection with these matters and believes the identified errors do not alter the underlying strength of the business or its long-term growth outlook.

The impact of the restated first and second quarter of 2026 financial statements to correct for the identified errors can be seen at the end of this release or in Footnote 2 of the restated 10-Q filings for the first and second quarters of 2026, being filed today. Additional information regarding the material weakness can be found in Item 4 of the third quarter 10-Q filing, also being filed today.

Segment Results

AAON Oklahoma

	Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net sales	$283,492	$262,277	$243,967	$215,503	$238,748

Gross profit	$72,346	$63,617	$64,272	$59,168	$78,803
Gross profit margin	25.5%	24.3%	26.3%	27.5%	33.0%

Non-GAAP Adjusted gross profit	$93,075	$81,739	$74,117	$65,567	$83,303
Non-GAAP Adjusted gross profit margin	32.8%	31.2%	30.4%	30.4%	34.9%

AAON Oklahoma generated net sales of $283.5 million, an increase of 18.7% from the prior-year period. Growth was supported by effective execution of a robust backlog and continued operational improvements that enhanced production throughput and backlog conversion. Higher pricing also contributed to growth.

Gross profit was $72.3 million compared with $78.8 million in the prior-year period. Gross margin was 25.5%, compared to 33.0% in the third quarter of 2025. Segment profitability was impacted by $20.7 million of overhead expenses associated with the Memphis facility, compared with $4.5 million in the prior-year period. Sequentially, excluding these expenses, AAON Oklahoma adjusted gross margin improved 160 basis points, benefiting from improving price/cost and higher capacity utilization.

AAON Coil Products

	Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net sales	$192,630	$152,282	$101,654	$102,619	$70,246

Gross profit	$49,792	$29,140	$12,345	$21,827	$7,758
Gross profit margin	25.8%	19.1%	12.1%	21.3%	11.0%

AAON Coil Products generated net sales of $192.6 million, an increase of 174.2% from the prior-year period. Growth was driven primarily by BASX-branded liquid cooling sales of $165.5 million, up 255.6% during the period.

Gross profit increased 541.8% to $49.8 million, compared with $7.8 million in the prior-year period. Gross margin was 25.8%, compared with 11.0% in the third quarter of 2025. The year-over-year margin performance reflected repricing of existing backlog to mitigate inflationary and other price/cost headwinds. Results were also positively impacted by improved labor efficiency, better overhead absorption, and higher production volume.

BASX

	Three Months Ended
(in thousands)	September 30, 2026	June 30, 2026	March 31, 2026	December 31, 2025	September 30, 2025
Net sales	$231,308	$227,569	$146,904	$106,095	$75,244

Gross profit	$66,401	$74,885	$43,937	$28,775	$20,300
Gross profit margin	28.7%	32.9%	29.9%	27.1%	27.0%

BASX segment generated net sales of $231.3 million, an increase of 207.4% from the prior-year period. Growth was driven by strong backlog conversion, sustained data center investment activity, and increased production capacity resulting from the continued ramp of the Company's manufacturing footprint, including the Memphis facility.

Gross profit increased 227.1% to $66.4 million, compared with $20.3 million in the prior-year period. Gross margin was 28.7%, up from 27.0% in the third quarter of 2025. The year-over-year margin improvement reflected substantial volume growth, partially offset by incremental resources and investments required to support future growth, customer delivery, and continued share gains.

Balance Sheet & Cash Flow

As of September 30, 2026, the Company had cash, cash equivalents and restricted cash of $3.7 million and a balance on its revolving credit facility of $386.7 million.

Andy Cheung, CFO and Treasurer, commented, "Our balance sheet continued to strengthen during the third quarter as robust earnings growth and disciplined execution drove another period of exceptional cash flow generation. Operating cash flow totaled $146.9 million through the first nine months of 2026, a significant improvement from a $18.8 million use of cash in the prior year period. This improved cash flow provides The Aaon Group with a significant runway for continued execution of our strategic growth initiatives. Looking ahead, we remain confident that continued operational execution, working capital discipline, and margin improvement initiatives will support robust cash flow generation and continued balance sheet improvement."

Conference Call

The Company will host a conference call and webcast today at 5:00 p.m. EST to discuss the third quarter of 2026 results and outlook. The conference call will be accessible via dial-in for those who wish to participate in Q&A as well as a listen-only webcast. The dial-in is accessible at 1-888-880-3330. To access the listen-only webcast, please register at https://app.webinar.net/E7MK2gxj9Oo. On the next business day following the call, a replay of the call will be available on the company’s website at https://investors.theaaongroup.com/.

About The Aaon Group

The Aaon Group provides high-performance HVAC and thermal management solutions for commercial, industrial, and data center environments. Through two strong brands, AAON and BASX, the company designs and manufactures highly configurable and custom-engineered equipment focused on efficiency, performance, reliability, and long-term customer value. For more information, please visit theaaongroup.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “expects”, “anticipates”, “intends”, “plans”, “believes”, “seeks”, “estimates”, “should”, “will”, and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We undertake no obligations to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Important factors that could cause results to differ materially from those in the forward-looking statements include (1) the timing and extent of changes in raw material and component prices, (2) the effects of fluctuations in the commercial/industrial new construction market, (3) the material weakness in the effectiveness of our internal controls over financial reporting and the impact of our ability to adequately remediate the material weakness in a timely manner, (4) the timing and extent of changes in interest rates, as well as other competitive factors during the year, and (5) general economic, market or business conditions. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in any forward-looking statements, see “Risk Factors” and “Forward Looking Statements” in AAON’s Annual Report on Form 10-K for the most recent fiscal year, as may be revised and updated by AAON’s Quarterly Reports on Form 10-Q, and AAON’s Current Reports on Form 8-K.

Contact Information

Joseph Mondillo
Director of Investor Relations & Corporate Strategy
Email: investorrelations@theaaongroup.com

AAON, Inc. and Subsidiaries
Consolidated Statements of Income
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands, except per share data)
Net sales	$707,430	$384,238	$1,842,082	$1,017,859
Cost of sales	518,891	277,377	1,365,347	741,905
Gross profit	188,539	106,861	476,735	275,954
Selling, general and administrative expenses	88,559	63,230	242,817	173,670
(Gain) loss on disposal of assets	—	36	—	(4)
Income from operations	99,980	43,595	233,918	102,288
Interest expense	(5,817)	(5,153)	(17,067)	(11,964)
Other income, net	67	—	302	106
Income before taxes	94,230	38,442	217,153	90,430
Income tax provision	25,272	7,660	44,620	14,869
Net income	$68,958	$30,782	$172,533	$75,561
Earnings per share:
Basic EPS	$0.84	$0.38	$2.10	$0.93
Diluted EPS	$0.83	$0.37	$2.06	$0.91
Cash dividends declared per common share:	$0.10	$0.10	$0.30	$0.30
Weighted average shares outstanding:
Basic	82,454,996	81,543,105	82,217,732	81,485,914
Diluted	83,557,784	82,952,049	83,570,266	83,086,858

AAON, Inc. and Subsidiaries
Segment Net Sales and Profit
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
AAON Oklahoma
External sales	$283,492	$238,748	$789,735	$585,706
Inter-segment sales	89,029	9,737	224,897	18,894
Eliminations	(89,029)	(9,737)	(224,897)	(18,894)
Net sales	283,492	238,748	789,735	585,706
Cost of sales[1]	211,146	159,945	589,500	412,786
Gross profit	72,346	78,803	200,235	172,920
AAON Coil Products
External sales	$192,630	$70,246	$446,566	$222,734
Inter-segment sales	4,376	4,689	18,854	11,707
Eliminations	(4,376)	(4,689)	(18,854)	(11,707)
Net sales	192,630	70,246	446,566	222,734
Cost of sales[1]	142,838	62,488	355,289	174,889
Gross profit	49,792	7,758	91,277	47,845
BASX
External sales	$231,308	$75,244	$605,781	$209,419
Inter-segment sales	108	26	664	576
Eliminations	(108)	(26)	(664)	(576)
Net sales	231,308	75,244	605,781	209,419
Cost of sales[1]	164,907	54,944	420,558	154,230
Gross profit	66,401	20,300	185,223	55,189
Consolidated gross profit	$188,539	$106,861	$476,735	$275,954
1 Presented after intercompany eliminations.

The reconciliation between consolidated gross profit to consolidated income from operations is as follows:

Consolidated gross profit	$188,539	$106,861	$476,735	$275,954
Less: Selling, general and administrative expenses	88,559	63,230	242,817	173,670
Add: (gain) loss on disposal of assets	—	(36)	—	4
Consolidated income from operations	$99,980	$43,595	$233,918	$102,288

AAON, Inc. and Subsidiaries
Consolidated Balance Sheets
(Unaudited)

	September 30, 2026	December 31, 2025
Assets	(in thousands, except share and per share data)
Current assets:
Cash and cash equivalents	$13	$13
Restricted cash	3,658	1,226
Accounts receivable, net	396,849	314,387
Income tax receivable	334	27,445
Inventories, net	376,045	261,151
Contract assets, net	279,544	247,037
Prepaid expenses and other	18,274	17,921
Total current assets	1,074,717	869,180
Property, plant and equipment, net	689,617	631,262
Intangible assets, net and goodwill	168,435	165,799
Right-of-use assets	18,955	17,988
Other long-term assets	1,672	2,281
Total assets	$1,953,396	$1,686,510

Liabilities and Stockholders' Equity
Current liabilities:
Short-term obligations of NMTC[1]	7,535	7,535
Accounts payable	182,598	110,437
Accrued liabilities	185,918	132,213
Contract liabilities	5,713	80,670
Total current liabilities	381,764	330,855
Debt, long-term	386,709	398,320
Deferred tax liabilities	44,323	30,313
Other long-term liabilities	34,484	23,299
New markets tax credit obligations[1]	21,371	8,738
Commitments and contingencies (Note 19)
Stockholders' equity:
Preferred stock, $.001 par value, 5,000,000 shares authorized, no shares issued	—	—
Common stock, $.004 par value, 200,000,000 shares authorized, 82,459,251 and 81,691,075 issued and outstanding at September 30, 2026 and December 31, 2025, respectively	330	327
Additional paid-in capital	106,202	64,358
Retained earnings	978,213	830,300
Total stockholders' equity	1,084,745	894,985
Total liabilities and stockholders' equity	$1,953,396	$1,686,510
1 Held by variable interest entities

AAON, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended September 30,
	2026	2025
Operating Activities	(in thousands)
Net income	$172,533	$75,561
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation and amortization	73,859	58,838
Amortization of debt issuance costs	124	250
Amortization of right-of-use assets	240	118
(Recoveries of) Provision for losses on accounts receivable, net of adjustments	(128)	92
Provision for losses on contract assets, net of adjustments	—	200
Provision for excess and obsolete inventories, net of write-offs	1,745	1,025
Share-based compensation	16,886	13,421
Other	—	(32)
Deferred income taxes	14,010	23,035
Changes in assets and liabilities:
Accounts receivable	(82,334)	(118,896)
Income tax receivable	27,111	(21,393)
Inventories	(116,639)	(64,116)
Contract assets	(32,507)	(71,919)
Prepaid expenses and other long-term assets	256	(771)
Accounts payable	83,010	59,891
Contract liabilities	(74,957)	5,061
Extended warranties	10,737	431
Accrued liabilities and other long-term liabilities	52,946	20,420
Net cash provided by (used in) operating activities	146,892	(18,784)
Investing Activities
Capital expenditures	(138,097)	(128,067)
Grant proceeds received	1,650	—
Proceeds from sale of property, plant and equipment	—	275
Acquisition of intangible assets	(9,252)	(10,868)
Principal payments from note receivable	—	37
Net cash used in investing activities	(145,699)	(138,623)
Financing Activities
Borrowings of debt	925,430	658,458
Payments of debt	(937,041)	(453,449)
Proceeds from financing obligation, net of issuance costs	12,908	—
Payment related to financing costs	(399)	(1,395)
Stock options exercised	29,563	13,275
Repurchase of stock - open market	—	(29,992)
Repurchases of stock - LTIP plans (Note 17)	(4,602)	(9,300)
Cash dividends paid to stockholders	(24,620)	(24,437)
Net cash provided by financing activities	1,239	153,160
Net increase (decrease) in cash, cash equivalents, and restricted cash	2,432	(4,247)
Cash, cash equivalents, and restricted cash, beginning of period	1,239	6,514
Cash, cash equivalents, and restricted cash, end of period	$3,671	$2,267

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements presented in accordance with generally accepted accounting principles (“GAAP”), additional non-GAAP financial measures are provided and reconciled in the following tables. The Company believes that these non-GAAP financial measures, when considered together with the GAAP financial measures, provide information that is useful to investors in understanding period-over-period operating results. The Company believes that this non-GAAP financial measure enhances the ability of investors to analyze the Company’s business trends and operating performance as they are used by management to better understand operating performance. Since adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin are non-GAAP measures and are susceptible to varying calculations, adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, and adjusted EBITDA margin, as presented, may not be directly comparable with other similarly titled measures used by other companies.

Non-GAAP Adjusted Net Income

The Company defines non-GAAP adjusted net income as net income adjusted for any infrequent events, such as litigation settlements, net of profit sharing and tax effect, in the periods presented.

The following table provides a reconciliation of net income (GAAP) to non-GAAP adjusted net income for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net income, a GAAP measure	$68,958	$30,782	$172,533	$75,561
Add: Memphis incentive fee[1]	—	—	1,448	6,105
Profit sharing effect[2]	—	—	(123)	(519)
Tax effect	—	—	(332)	(1,369)
Non-GAAP adjusted net income	$68,958	$30,782	$173,526	$79,778
Non-GAAP adjusted earnings per diluted share	$0.83	$0.37	$2.08	$0.96
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

EBITDA

EBITDA (as defined below) is presented herein and reconciled from the GAAP measure of net income because of its wide acceptance by the investment community as a financial indicator of a company's ability to internally fund operations. The Company defines EBITDA as net income, plus (1) depreciation and amortization, (2) interest expense (income), net and (3) income tax expense. EBITDA is not a measure of net income or cash flows as determined by GAAP. EBITDA margin is defined as EBITDA as a percentage of net sales.

The Company’s EBITDA measure provides additional information which may be used to better understand the Company’s operations. EBITDA is one of several metrics that the Company uses as a supplemental financial measurement in the evaluation of its business and should not be considered as an alternative to, or more meaningful than, net income, as an indicator of operating performance. Certain items excluded from EBITDA are significant components in understanding and assessing a Company's financial performance. EBITDA, as used by the Company, may not be comparable to similarly titled measures reported by other companies. The Company believes that EBITDA is a widely followed measure of operating performance and is one of many metrics used by the Company’s management team and by other users of the Company’s consolidated financial statements.

Adjusted EBITDA is calculated as EBITDA adjusted by items in non-GAAP adjusted net income, above, except for taxes, as taxes are already excluded from EBITDA.

The following table provides a reconciliation of net income (GAAP) to EBITDA (non-GAAP) and Adjusted EBITDA (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
	(in thousands)
Net income, a GAAP measure	$68,958	$30,782	$172,533	$75,561
Depreciation and amortization	27,141	19,959	73,859	58,838
Interest expense, net	5,817	5,153	17,067	11,964
Income tax expense	25,272	7,660	44,620	14,869
EBITDA, a non-GAAP measure	$127,188	$63,554	$308,079	$161,232
Add: Memphis incentive fee[1]	—	—	1,448	6,105
Profit sharing effect[2]	—	—	(123)	(519)
Adjusted EBITDA, a non-GAAP measure	$127,188	$63,554	$309,404	$166,818
Adjusted EBITDA margin, a non-GAAP measure	18.0%	16.5%	16.8%	16.4%
[1]The incentive fee relates to fees payable to our real estate broker associated with the acquisition of our Memphis, Tenn. plant for a percentage of the incentives awarded to us by various entities.
[2]Profit sharing effect of the Memphis incentive fee in the respective period.

Non-GAAP Adjusted Selling, General and Administrative Expenses

The following table provides a reconciliation of selling, general and administrative expenses (GAAP) to adjusted selling, general and administrative expenses (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Non-GAAP Adjusted Selling, General and Administrative Expenses
SG&A, a GAAP measure	$88,559	$63,230	$242,817	$173,670
Memphis incentive fee	—	—	(1,448)	(6,105)
Profit sharing effect	—	—	123	519
Non-GAAP adjusted SG&A expenses	88,559	63,230	241,492	168,084
As a percent of sales	12.5%	16.5%	13.1%	16.5%

Non-GAAP Adjusted AAON Oklahoma Gross Profit

The following tables provides a reconciliation of AAON Oklahoma gross profit (GAAP) to adjusted gross profit (non-GAAP) for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands)	2026	2025	2026	2025
Non-GAAP Adjusted AAON Oklahoma Gross profit
AAON Oklahoma Net sales	$283,492	$238,748	$789,735	$585,706

AAON Oklahoma Gross profit	$72,346	$78,803	$200,235	$172,920
Memphis facility overhead costs	20,729	4,500	48,696	9,300
Non-GAAP Adjusted AAON Oklahoma Gross profit	$93,075	$83,303	$248,931	$182,220
Non-GAAP Adjusted AAON Oklahoma Gross profit margin	32.8%	34.9%	31.5%	31.1%

	Three Months Ended
(in thousands)	June 30, 2026	March 31, 2026	December 31, 2025
Non-GAAP Adjusted AAON Oklahoma Gross profit
AAON Oklahoma Net sales	$262,276	$243,967	$215,503

AAON Oklahoma Gross profit	$63,617	$64,272	$59,168
Memphis facility overhead costs	$18,122	$9,845	$6,399
Non-GAAP Adjusted AAON Oklahoma Gross profit	$81,739	$74,117	$65,567
Non-GAAP Adjusted AAON Oklahoma Gross profit margin	31.2%	30.4%	30.4%

Restatement of Previously Issued Financial Statements

During the third quarter of 2026, management identified certain errors related to revenue recognition and accounting for software subscriptions. The Company has restated its previously issued financial statements.

Following is a summary of the significant effects of the restatement on the Company’s condensed statements of income and segment reporting for the three and six months ended June 30, 2026.

	For the Three Months Ended March 31, 2026
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net sales	$496,936	$(4,411)	$492,525
Gross profit	124,965	(4,411)	120,554
Selling, general and administrative expenses	67,906	385	68,291
Income from operations	57,059	(4,796)	52,263
Income before taxes	52,081	(4,796)	47,285
Income tax provision	12,266	(1,444)	10,822
Net income	$39,815	$(3,352)	$36,463
Earnings per share:		0
Basic EPS	$0.49	$(0.04)	$0.45
Diluted EPS	$0.48	$(0.04)	$0.44

	For the Three Months Ended June 30, 2026
	As Previously Reported	Adjustments	As Restated
	(in thousands)
Net sales	$626,976	$15,151	$642,127
Gross profit	152,491	15,151	167,642
Selling, general and administrative expenses	83,607	2,360	85,967
Income from operations	68,884	12,791	81,675
Income before taxes	62,847	12,791	75,638
Income tax provision	6,188	2,338	8,526
Net income	$56,659	$10,453	$67,112
Earnings per share:		0
Basic EPS	$0.69	$0.13	$0.82
Diluted EPS	$0.68	$0.12	$0.80

	For the Three Months Ended March 31, 2026
	As Previously Reported	Adjustments	As Restated
	(in thousands)
AAON Coil Products
External sales	117,611	(15,957)	101,654
Net sales	117,611	(15,957)	101,654
Gross profit	28,302	(15,957)	12,345
BASX
External sales	135,358	11,546	146,904
Net sales	135,358	11,546	146,904
Gross profit	32,391	11,546	43,937
Consolidated gross profit	124,965	(4,411)	120,554

	For the Three Months Ended June 30, 2026
	As Previously Reported	Adjustments	As Restated
	(in thousands)
AAON Coil Products
External sales	146,680	5,602	152,282
Net sales	146,680	5,602	152,282
Gross profit	23,538	5,602	29,140
BASX
External sales	218,020	9,549	227,569
Net sales	218,020	9,549	227,569
Gross profit	65,336	9,549	74,885
Consolidated gross profit	152,491	15,151	167,642